The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion Preliminary Pricing Supplement dated August 1, 2011
Preliminary Pricing Supplement No. 105 to Product Prospectus Supplement No. SHIELDS-1 dated April 5, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 August 1, 2011

The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)
$ RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust 100% repayment of principal at maturity, subject to the credit risk of RBS and RBSG

■   100% upside participation at maturity in any increase in the price per unit of the SPDR® Dow Jones Industrial AverageSM ETF Trust.

■   100% repayment of principal at maturity, subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.

■   4.5-year term (approximately).

■   No periodic interest payments.

■   No listing on any securities exchange.
$1,000 principal amount per RBS Market-Linked Note
Expected* dates:
Pricing Date:	August 26, 2011
Settlement Date:	August 31, 2011
Maturity Date:	March 1, 2016
CUSIP / ISIN No.: 78009PBM2 / US78009PBM23
*Expected. In the event that we make any change to the expected pricing date or settlement date, the maturity date will be changed so that the stated term of the securities remains the same. See also “Clearance and Settlement” on page PS-12 of this pricing supplement.

The RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March   , 2016 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-6 of this pricing supplement and beginning on page S-14 of Product Prospectus Supplement No. SHIELDS-1 (the “product supplement”).
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
	Per security	Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount (2)	$ 12.50	$
Proceeds, before expenses, to The Royal Bank of Scotland plc	$ 987.50	$

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price. This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-18 of the product supplement. The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.
(2) RBS Securities Inc. (“RBSSI”) has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.75% of the principal amount of securities issued by The Royal Bank of Scotland plc on the settlement date in consideration for its role in marketing the securities. No securities will be sold by RBSSI to or through SIP America in this offering. For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-12 of this pricing supplement.

RBS Securities Inc. August , 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Summary

The RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March   , 2016 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc. The securities will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of principal, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due. The securities provide investors with 100% participation in an increase, if any, in the price per unit of the SPDR® Dow Jones Industrial AverageSM ETF Trust (the “Underlying Equity Fund”) from the Initial Value to the Final Value. Investors will not receive any interest payments.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	4.5 years (approximately)
Underlying Equity Fund:	The SPDR® Dow Jones Industrial AverageSM ETF Trust (Bloomberg ticker: DIA), which tracks the Dow Jones Industrial AverageSM (the “Target Index”).
Participation Rate:	100%. This represents participation on a one-to-one basis in any increase in the price per unit of the Underlying Equity Fund from the Initial Value to the Final Value.
Initial Value:	The closing price per unit of the Underlying Equity Fund on the pricing date. The Initial Value will be determined by the Calculation Agent and set forth in the final pricing supplement.
Final Value:	The closing price per unit of the Underlying Equity Fund on the Valuation Date multiplied by the Adjustment Factor.
Adjustment Factor:
Set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Equity Fund as described in the accompanying product supplement under “Description of the Securities—Adjustment Events for Underlying Stocks and Underlying Funds.”

Reference Return:
Measures the percentage increase or decrease in the price per unit of the Underlying Equity Fund from the Initial Value to the Final Value, and will be equal to:
Final Value – Initial Value
          Initial Value

Valuation Date:
February   , 2016, the third Market Measure Business Day before the Maturity Date. If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date or if the scheduled Valuation Date is not a Market Measure Business Day, the Valuation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value and the Final Value” and “Description of the Securities—Market Disruption Events.”

Maturity Date:	March , 2016. If the Valuation Date is postponed, the Maturity Date will be the third business day following the Valuation Date, as postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.
Minimum Payment per Security:	$1,000 per security at maturity, subject to the credit risk of the Issuer and the Guarantor.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Determining the Payment at Maturity

On the Maturity Date, you will be entitled to receive a cash payment per security calculated as follows:

Is the Final Value greater than or equal to the Initial Value?
Yes
Payment at Maturity will provide you with a return equal to the percentage increase in the price per unit of the Underlying Equity Fund, multiplied by the Participation Rate.
Payment at Maturity per security will equal:
$1,000 + ($1,000 x Participation Rate x Reference Return).
No
Payment at Maturity per security will equal the greater of:
(a) the Minimum Payment per Security of $1,000; and
(b) $1,000 + ($1,000 x Reference Return).

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Examples of Payment at Maturity Calculations

Set forth below are three hypothetical examples of Payment at Maturity calculations (rounded to two decimal places), reflecting the following values and hypothetical data:

•	the Minimum Payment per Security of $1,000;

•	the Participation Rate of 100%; and

•	the hypothetical Initial Value of 122.28 (the closing price per unit of the Underlying Equity Fund on July 28, 2011).

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

EXAMPLE 1 — The hypothetical Final Value is 85.60 (which is 30% below the hypothetical Initial Value):

Reference Return	=	85.60 – 122.28	=	-30%
122.28

Payment at Maturity (per security) will be equal to the greater of:

(a) $1,000 (the Minimum Payment per Security); and
(b) $1,000 + ($1,000 x -30%) = $700.

Payment at Maturity (per security) = $1,000 (i.e., a 100% repayment of principal).
The Payment at Maturity is equal to the Minimum Payment per Security of $1,000 (100% of the Original Offering Price).

EXAMPLE 2 — The hypothetical Final Value is 158.96 (which is 30% above the hypothetical Initial Value):

Reference Return	=	158.96 – 122.28	=	30%
122.28

Payment at Maturity (per security) will be equal to:

$1,000 + ($1,000 x 100% x 30%) = $1,300.

Payment at Maturity (per security) = $1,300 (i.e., a 30% return).

EXAMPLE 3 — The hypothetical Final Value is 183.42 (which is 50% above the hypothetical Initial Value):

Reference Return	=	183.42 – 122.28	=	50%
122.28

Payment at Maturity (per security) will be equal to:

$1,000 + ($1,000 x 100% x 50%) = $1,500.00.

Payment at Maturity (per security) = $1,500.00 (i.e., a 50% return).

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Hypothetical Payout Profile and Payment at Maturity

For purposes of illustration only, the Hypothetical Payout Profile and Hypothetical Payment at Maturity below reflect the hypothetical returns at maturity and hypothetical payments at maturity per security for a range of hypothetical Final Values of the Underlying Equity Fund from +100% to -100%. The hypothetical Final Values presented below will not include any income generated by dividends paid on the units of the Underlying Equity Fund, which you would otherwise be entitled to receive if you invested in those units directly.

The graph and chart reflect the Participation Rate of 100%, the hypothetical Initial Value of 122.28 (the closing price per unit of the Underlying Equity Fund on July 28, 2011), and the Minimum Payment per Security of $1,000. The actual Payment at Maturity that you are entitled to receive and the resulting return on your investment will depend on the actual Initial Value, which will be determined on the pricing date and set forth in the final pricing supplement, and the actual Final Value, which will be determined on the Valuation Date.

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL PAYOUT PROFILE

This graph reflects the hypothetical returns on the securities at maturity. The green line reflects the hypothetical returns on the securities, while the dotted line reflects the return of a hypothetical direct investment in the Underlying Equity Fund, excluding dividends.

HYPOTHETICAL PAYMENT AT MATURITY
Final Value	Reference Return	Return on the Securities	Payment at Maturity per Security
244.56	100.00%	100.00%	$2,000.00
232.33	90.00%	90.00%	$1,900.00
220.10	80.00%	80.00%	$1,800.00
207.88	70.00%	70.00%	$1,700.00
195.65	60.00%	60.00%	$1,600.00
183.42	50.00%	50.00%	$1,500.00
171.19	40.00%	40.00%	$1,400.00
158.96	30.00%	30.00%	$1,300.00
146.74	20.00%	20.00%	$1,200.00
134.51	10.00%	10.00%	$1,100.00
122.28	0.00%	0.00%	$1,000.00
110.05	-10.00%	0.00%	$1,000.00
97.82	-20.00%	0.00%	$1,000.00
85.60	-30.00%	0.00%	$1,000.00
73.37	-40.00%	0.00%	$1,000.00
61.14	-50.00%	0.00%	$1,000.00
48.91	-60.00%	0.00%	$1,000.00
36.68	-70.00%	0.00%	$1,000.00
24.46	-80.00%	0.00%	$1,000.00
12.23	-90.00%	0.00%	$1,000.00
0.00	-100.00%	0.00%	$1,000.00

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Risk Factors

There are important differences between the securities and a conventional debt security. An investment in the securities involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-14 of the product supplement. We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities—they do not pay interest.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•	The Payment at Maturity will depend on the Final Value, which is determined only on a valuation date shortly before the maturity date.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

•	An increase in the price per unit of the Underlying Equity Fund may not increase the value of your securities.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

•	The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities. Any such reports, opinions or recommendations could affect the value of the Underlying Equity Fund and/or the securities held by the Underlying Equity Fund and therefore the value of the securities.

•	An investment in the securities is not the same as a direct investment in the Underlying Equity Fund or in the securities that comprise the Underlying Equity Fund.

•	Adjustments to the Underlying Equity Fund could adversely affect the securities.

•	We may engage in business with or involving one or more of the issuers of the securities comprising the Underlying Equity Fund or Target Index without regard to your interests.

•	We do not control the Underlying Equity Fund or any issuer whose securities comprise the Target Index and we are not responsible for any of their disclosure.

•	There may be limited anti-dilution protection.

•	The policies of the investment manager for the Underlying Equity Fund could affect the value of the securities.

•	There are risks associated with the specific Underlying Equity Fund to which your securities are linked.

•	The Underlying Equity Fund may not always be able exactly to replicate the performance of the Target Index.

•	The return of the Underlying Equity Fund will be reduced by its expense ratio.

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that the price per unit of the Underlying Equity Fund will increase from the Initial Value to the Final Value.

•	You do not seek a current income stream from your investment.

•	You are willing to forgo interest payments on the securities such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You seek exposure to the performance of the Underlying Equity Fund with no expectation of dividends or other benefits of owning the securities comprising the Underlying Equity Fund or Target Index.

•
You are willing to accept that a trading market is not expected to develop for the securities and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You are not willing to be exposed to the performance of the Underlying Equity Fund.

•	You believe that the price per unit of the Underlying Equity Fund will not increase sufficiently over the term of the securities to provide you with your desired return.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the securities included in the Underlying Equity Fund or Target Index.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

The Underlying Equity Fund

We have derived all information contained in this document regarding the SPDR® Dow Jones Industrial AverageSM ETF Trust (the “Trust”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. According to publicly available information, the Trust is an exchange-traded fund designed to generally correspond, before expenses, to the price and yield performance of the Dow Jones Industrial AverageSM (the “DJIA”). The Trust currently has an expense ratio of approximately 0.18% per year.

The Trust is a unit investment trust created under the laws of the State of New York and is governed by a trust agreement (the “Trust Agreement”) between State Street Bank and Trust Company, as trustee (the “Trustee”) and PDR Services LLC, as sponsor (the “Sponsor”). The Trust is an investment company registered under the Investment Company Act of 1940, as amended. The Trust was created to provide investors with the opportunity to purchase units of beneficial interest in the Trust representing proportionate undivided interests in the portfolio of securities consisting of substantially all of the component common stocks that comprise the DJIA (such common stocks, the “Index Securities”). Each unit of fractional undivided interest in the Trust is referred to as a “Unit”. Individual Units are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and are bought and sold in the secondary market like ordinary shares of stock at any time during the trading day. Units are traded on the NYSE Arca in 100 Unit round lots, but can be traded in odd lots of as little as one Unit. The Trust commenced operations on January 14, 1998 upon the initial issuance of 500,000 Units in exchange for a portfolio of securities assembled to reflect the intended portfolio composition of the Trust.

Information provided to or filed with the Commission by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-31247 and 811-09170, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. As a prospective purchaser of securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Trust.

Composition of the Trust

Because the objective of the Trust is to provide investment results that, before expenses, generally correspond to the price and yield performance of the DJIA, the composition and weightings of stocks held by the Trust (each a “Portfolio Security” and collectively, the “Portfolio”) at any time will consist of as many of the Index Securities as is practicable. It is anticipated that cash or cash items (other than dividends held for distribution) normally would not be a substantial part of the Trust’s net assets. Although the Trust may at any time fail to own certain of the Index Securities, the Trust will be substantially invested in the Index Securities and the Sponsor believes that such investment should result in a close correspondence between the investment performance of the DJIA and that derived from ownership of Units. Current information regarding the value of the DJIA is available from market information services. Dow Jones & Company, Inc. (“Dow Jones”) obtains information for inclusion in, or for use in the calculation of, the DJIA from sources Dow Jones considers reliable.

The Trust holds the Portfolio and cash and is not actively “managed” by traditional methods, which would typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the Portfolio and the Index Securities, the Trustee adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the Index Securities. The Trustee directs its stock transactions only to brokers or dealers, which may include affiliates of the Trustee, from whom it expects to obtain the most favorable prices or execution of orders. Adjustments are made more frequently in the case of significant changes to the DJIA. Specifically, the Trustee is required to adjust the composition of the portfolio whenever there is a change in the identity of any Index Security (i.e., a substitution of one security for another) within three (3) business days before or after the day on which the change is scheduled to take effect. While other changes to the DJIA may lead to adjustments in the Portfolio, the most common changes are likely to occur as a result of changes in the Index Securities included in the DJIA and as a result of stock splits. The Trust Agreement sets forth the method of adjustments which may occur thereunder as a result of corporate actions to the DJIA, such as stock splits or changes in the identity of the component stocks.

The value of Trust Units fluctuates in relation to changes in the value of the Portfolio. The market price of each individual Unit may not be identical to the net asset value (“NAV”) of such Unit.

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

The Dow Jones Industrial AverageSM

We have derived all information relating to the DJIA, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources.  That information reflects the policies of and is subject to change by, CME Group Index Services LLC (“CME”). CME is under no obligation to continue to publish, and may discontinue or suspend the publication of the DJIA at any time.

In March 2010, CME Group Inc. and Dow Jones announced the launch of a new joint venture company, CME Group Index Services LLC. CME Group Inc. has a 90% ownership interest and Dow Jones has a 10% ownership interest in CME, which continues to do business as Dow Jones Indexes and publish the DJIA.

Composition of the DJIA

The DJIA is a price-weighted index of 30 blue-chip stocks that represent various economic sectors.

According to CME, the composition of the DJIA is determined by the “Averages Committee,” comprised of the managing editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group Inc. research. There are no pre-determined criteria except that components should be established U.S. companies that are leaders in their respective industries. In selecting a company’s stock to be included in the DJIA, the Averages Committee looks for a leading industrial company with a successful history of growth and a wide interest among investors. The inclusion of any particular company in the DJIA does not constitute a prediction as to the company’s future results of operations or stock market performance. For the sake of continuity, changes to the composition of the DJIA are rare, and generally occur only after corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the composition of the entire DJIA is reviewed. As a result, multiple component changes are often implemented simultaneously.

The DJIA does not reflect the payment of dividends on the stocks included in the DJIA.

Computation of the DJIA

The DJIA is a price-weighted index rather than market capitalization-weighted index. Thus, the weightings of the components of the DJIA are affected only by changes in their prices, while the weightings of stocks in other indices are affected by price changes and changes in shares outstanding.

The DJIA is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is adjusted to ensure the continuity of the DJIA. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, stock splits, stock dividends and other corporate actions, as well as additions to and deletions from the DJIA. Accordingly, the divisor is no longer equal to the number of components in the DJIA.

The formula for calculating a divisor change is as follows:

Dt+1 =D t * Σ C a t / Σ C t

Where:

Dt+1 is the divisor to be effective on trading session t+1

Dt is the divisor on trading session t

Ca t is the closing price of an Index Security on trading session t, adjusted for stock dividends, splits, spin-offs and other applicable corporate actions on trading session t

Ct is the unadjusted closing price of an Index Security on trading session t

While CME currently employs the above methodology to calculate the DJIA, no assurance can be given that CME will not modify or change this methodology in a manner that may affect the performance of the DJIA.

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

HISTORICAL INFORMATION

The following chart sets forth the daily historical performance of the SPDR® Dow Jones Industrial AverageSM ETF Trust in the period from July 28, 2006 through July 28, 2011. The closing price per unit of the SPDR® Dow Jones Industrial AverageSM ETF Trust on July 28, 2011 was $122.28. We obtained the closing prices below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

These historical prices for the SPDR® Dow Jones Industrial AverageSM ETF Trust are not indicative of the future performance of the SPDR® Dow Jones Industrial AverageSM ETF Trust or what the value of the securities will be. Any historical upward or downward trend in the price per unit of the SPDR® Dow Jones Industrial AverageSM ETF Trust during any period set forth below is not an indication that the SPDR® Dow Jones Industrial AverageSM ETF Trust is more or less likely to increase or decrease at any time during the term of the securities. You cannot predict the future performance of the securities or the SPDR® Dow Jones Industrial AverageSM ETF Trust based on the historical performance of the SPDR® Dow Jones Industrial AverageSM ETF Trust. Neither we nor RBSG can guarantee that the price per unit of the SPDR® Dow Jones Industrial AverageSM ETF Trust will increase.

High and Low Closing Prices of the SPDR® Dow Jones Industrial AverageSM ETF Trust
	High	Low		High	Low
	$	$		$	$
2006			2009
First Quarter	113.10	106.51	First Quarter	90.23	65.45
Second Quarter	116.53	106.99	Second Quarter	88.33	77.51
Third Quarter	116.97	107.31	Third Quarter	98.24	81.44
Fourth Quarter	124.93	116.65	Fourth Quarter	105.30	94.86

2007			2010
First Quarter	127.75	120.33	First Quarter	109.11	99.22
Second Quarter	136.64	123.67	Second Quarter	112.08	97.73
Third Quarter	139.88	128.96	Third Quarter	108.57	96.87
Fourth Quarter	141.56	127.46	Fourth Quarter	115.79	107.57

2008			2011
First Quarter	130.75	117.85	First Quarter	123.60	116.16
Second Quarter	130.69	113.55	Second Quarter	128.04	118.86
Third Quarter	117.88	105.50	Third Quarter (through July 28, 2011)	127.10	122.28
Fourth Quarter	108.35	76.91

Source: Bloomberg

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Summary Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The securities should be treated for U.S. federal income tax purposes as “contingent payment debt instruments,” and the discussion that follows assumes this treatment.

Interest accruals.  Regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the securities until maturity. The comparable yield generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities.

Sale, exchange or retirement.  Upon a sale, exchange or retirement of a security (including at maturity), you will recognize income or loss equal to the difference between the amount you receive and your tax basis in the security. Your tax basis in a security will equal its cost, increased by the amount of interest income you have accrued.  Accordingly, at maturity your tax basis will equal the projected payment discussed below.  Income recognized upon a sale, exchange or retirement of the securities (including at maturity) will be treated as interest income.  Any loss will be treated first as ordinary loss, to the extent of previous interest inclusions, and then as capital loss.

Hypothetical comparable yield and projected payment schedule.  We will determine the comparable yield on the pricing date and provide the comparable yield and the related “projected payment schedule” in the final pricing supplement for the securities. If the securities were priced on August 1, 2011, the comparable yield would be an annual rate of 3.500%, compounded semiannually.  However, the actual comparable yield could be higher or lower than this rate. Based on this hypothetical comparable yield, the projected payment schedule per $1,000 security consists of a single payment at maturity, equal to $1,169.12.  Assuming a semiannual accrual period, the following table sets out the amount of interest that will accrue with respect to a security during each calendar year, based upon this hypothetical comparable yield and the corresponding projected payment schedule:

Calendar Period	Accrued Interest During Calendar Period (Per $1,000 Security)	Total Accrued Interest from Issue Date (Per $1,000 Security) as of End of Calendar Period
8/31/11 through 12/31/11	$11.70	$11.70
1/1/12 through 12/31/12	$35.72	$47.42
1/1/13 through 12/31/13	$36.98	$84.40
1/1/14 through 12/31/14	$38.29	$122.69
1/1/15 through 12/31/15	$39.64	$162.33
1/1/16 through 3/1/16	$6.78	$169.12

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.  The amount you actually receive upon disposition or retirement of your securities will affect your income for that year, as described above under “Sale, exchange or retirement.”

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering. RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.  RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities. Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us. RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession. You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement. In addition, RBSSI has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.75% of the principal amount of securities issued by RBS on the settlement date in consideration for its role in marketing the securities. No securities will be sold by RBSSI to or through SIP America in this offering.

RBSSI is an affiliate of ours and RBSG. RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate. Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer. RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions. RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities. See “Use of Proceeds; Hedging” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise. Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated April 5, 2011. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. SHIELDS-1 dated April 5, 2011:
http://www.sec.gov/Archives/edgar/data/729153/000095010311001296/dp21572_424b5-shields1.htm

•	Prospectus dated May 18, 2010:
http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG. RBS NotesSM and SHIELDSSM are service marks of The Royal Bank of Scotland N.V., one of our affiliates.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Market-Linked Notes Linked to the SPDR® Dow Jones Industrial AverageSM ETF Trust due March , 2016 Subject to the credit risk of RBS and RBSG

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs. RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure. These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products. The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance. All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor. These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments. These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements. These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer. You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities. If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements. These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion. You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset. These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy. You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles. These investments can play an important role as a portion of a diversified investment portfolio. In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.